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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 of our report dated March 14, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Genzyme Corporation and of our report dated January 27, 2004 relating to the financial statements of BioMarin/Genzyme LLC, which appear in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 30, 2005

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  Exhibit 23.1